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Exhibit 10.3

September 11, 2007

Edwin van Ierland
25 Sommerset Road
Lexington, MA 02420

Dear Edwin:

        We are pleased to offer you the executive position of Senior Vice President, Carrier Operations at iBasis, Inc. (the "Company"). This position is based in Burlington, Massachusetts and will report directly to Ofer Gneezy, Chief Executive Officer. It is agreed that you will begin work immediately after the completion of the merger with Royal KPN.

        Your starting annual base salary will be $250,000.00 per annum, earned and payable at the bi-weekly rate of $9,615.38. In addition, you will be eligible to earn an annual target incentive bonus of $125,000. Your target incentive bonus for Q4 2007 will be based upon the achievement of corporate objectives and individual performance. The details of this plan are in the sole discretion of iBasis, Inc. but will be communicated to you as soon as possible after your start date.

        You will also be eligible to receive a one-time sign-on bonus of $15,000 (fifteen thousand dollars) to be used toward your relocation from the Netherlands to Massachusetts. In the unlikely event that you voluntarily end your employment with the Company within the first twelve months of your start date, you agree to pay back this sign-on bonus, its entirety, to the Company.

        You will also be eligible to participate in a comprehensive benefits package including: Medical and Dental insurance, Section 125 Flexible Spending Accounts, Company-paid life and group travel accident insurance, Optional Life Insurance for employees and dependents, three weeks accrued vacation, and eleven (11) paid holidays. Your eligibility to participate in the Company's 401(k) Long Term Savings Plan will depend on whether you continue in the pension plan of KPN.

        A recommendation will also be made to the Compensation Committee of the Board of Directors to grant you the right to purchase 50,000 shares of Company common stock. The Compensation Committee currently meets quarterly to approve option grants and the exercise price will be equal to the Company's closing stock price on the date of the meeting at which the grant is approved.

        As an executive, you are also entitled to the following employment provision, commonly referred to as "double jeopardy". In the event that iBasis, Inc. ("Company") terminates your employment without cause or you terminate your employment for good reason, in either case within six months after the occurrence of an acquisition or change in control, then the Company will continue to pay your base salary and provide health benefits for nine months and your options, if any, shall immediately vest and become exercisable, and each option shall remain exercisable until the expiration of the option or until it sooner terminates in accordance with its terms. The benefits, terms, and terminology used here shall be accorded the meaning contained in, and be interpreted consistent with, employment agreements currently in effect between the Company and its executive officers.

        This offer is subject to the terms of the Company's U.S. Employee Handbook and the attached Employment Agreement, which all employees are required to execute. This offer, and your employment generally, are also subject to your compliance with the Foreign Corrupt Practices Act of 1977 (the FCPA or the Act). Additionally, we are required by the Immigration Reform and Control Act (IRCA) to ask you to provide proof of your employment eligibility in the US.

        Edwin, we all look forward to having you as a member of the Executive Team. Please sign and return the enclosed duplicate letter to me at your earliest convenience, preferably no later than September 17, 2007.

        Should you have any questions please do not hesitate to contact me.

Sincerely,

/s/ Tamah Rosker
Tamah Rosker
 Vice President, Human Resources

I accept this offer of employment.

/s/ Edwin Van Ierland
Edwin van Ierland

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  Exhibit 10.3